                                                                    EXHIBIT 23.2


CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of our report dated April 21, 2000 relating to the financial statements, which appears in the 2000 Annual Report to Stockholders, which is incorporated by reference in Digital Impact, Inc.'s Annual Report on Form 10-K for the year ended March 31, 2000. We also consent to the incorporation by reference of our report dated April 21, 2000 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



PricewaterhouseCoopers LLP


San Jose, California
February 15, 2001